Exhibit 99.1

LINDSAY CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

Section 1. Purpose of the Plan. The purpose of this Lindsay Corporation Employee Stock Purchase Plan (the “Plan”) is to provide a method whereby employees of Lindsay Corporation (the “Company”) will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares pursuant to a plan intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code (as defined below). The provisions of this Plan shall be construed to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code.

Section 2. Definitions.

“Board” shall mean the Board of Directors of the Company.

“Brokerage Account” shall be defined in accordance with Section 10.

“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Committee” shall mean the Human Resources and Compensation Committee of the Board or such other committee appointed by the Board to administer this Plan pursuant to Section 15. In the absence of such a committee, the Board shall serve as the Committee.

“Company” shall mean Lindsay Corporation and any successor by merger, consolidation or otherwise.

“Compensation” shall mean base salary, wages, and annual bonuses paid to an Eligible Employee by the Company or a Qualified Subsidiary.

“Effective Date” shall mean February 1, 2021, subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board.

“Eligible Employee” means any person who is employed as a common law employee and classified as working in the regular service of the Company or a Qualified Subsidiary, excluding employees who are citizens or residents of foreign jurisdictions if granting an option under the Plan is prohibited under the laws of that jurisdiction or if compliance with the laws of the foreign jurisdiction would cause the Plan or offering to violate Section 423 of the Code. For purposes of this definition, the existence of the employment relationship between an individual and the Company or Qualified Subsidiary will be determined under Treasury Regulation Section 1.421-1(h).

“Enrollment Date” shall mean the first day of each Offering Period.

“Fair Market Value” shall mean, as of any date, the value of the Shares determined as follows: (a) where the Shares are not purchased in the open market, the closing sales price per share of the Shares (or the closing bid price, if no such sales were reported) on the New York Stock Exchange or such stock exchange or other national market system on which the Shares are listed or traded, on the Purchase Date, and (b) where the Shares are purchased in the open market, the average of the actual prices, if such actual prices vary, at which the Shares were purchased on the Purchase Date. In the event that the foregoing valuation methods are not practicable, “Fair Market Value” shall be determined using such other reasonable valuation method as the Committee shall, in its discretion, select and apply in good faith as of such date.

“Offering Period” shall mean, subject to Section 4, the period commencing on each first day of February (the first Offering Period), each first day of May (the second Offering Period), each first day of August (the third Offering Period), and each first day of November (the fourth Offering Period), and terminating on the Purchase Date. The duration and timing of Offering Periods may be changed pursuant to Section 4.

“Participant” shall mean an Eligible Employee who participates in the Plan.

“Payroll Deduction Account” shall be defined in accordance with Section 7.

“Plan” shall mean this Lindsay Corporation Employee Stock Purchase Plan.

“Purchase Date” shall mean the last day of April for the first Offering Period, the last day of July for the second Offering Period, the last day of October for the third Offering Period, and the last day of January for the fourth Offering Period. If the last day of any Offering Period falls on a day on which the New York Stock Exchange is not open for trading, the Purchase Date shall be the trading day next following the last day of the Offering Period. The timing of the Purchase Date may be changed pursuant to Section 4.

“Purchase Price” shall mean an amount not less than 85% or greater than 100% of the Fair Market Value of a Share on the Enrollment Date or the Purchase Date, whichever is less, as determined from time to time by the Committee. In the absence of such a determination by the Committee, the Purchase Price shall be 85% of the Fair Market Value of a Share on the Enrollment Date or the Purchase Date, whichever is less.

“Qualified Subsidiary” shall mean all Subsidiaries of the Company that have been designated as eligible to participate in the Plan, and such other Subsidiaries that may be designated by the Committee. The Committee may initiate or terminate the designation of a Subsidiary as a Qualified Subsidiary without the approval of the stockholders of the Company.

“Shares” shall mean the common stock of the Company, par value $1.00 per share.

“Subsidiary” shall mean any corporation of which not less than 50% of the voting rights are held by the Company or a Subsidiary, whether or not such entity now exists or is hereafter organized or acquired by the Company or a Subsidiary.

“Withdraw” or “Withdrawal” shall be defined in accordance with Section 11.

Section 3. Eligibility. Subject to the requirements of Section 5 and the limitations imposed by Section 423(b) of the Code, any Eligible Employee who is employed by the Company or a Qualified Subsidiary on the first day of any Offering Period shall be eligible to participate in the Plan during such Offering Period.

Notwithstanding any provision of the Plan to the contrary, no Eligible Employee shall be granted an option under the Plan if (a) such individual’s right to purchase Shares under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries accrues at a rate which exceeds $25,000 of Fair Market Value of the Shares (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time, or (b) such individual (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own stock of the Company or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary.

Section 4. Offering Periods. The Plan shall be implemented by consecutive Offering Periods which shall continue until the Plan expires or is terminated. Subject to Section 20, Offering Periods shall be three months in duration, unless another period (not to exceed 27 months) is otherwise specified by the Committee. The Committee shall have the power to change the duration of Offering Periods (including the commencement dates thereof) and Purchase Dates with respect to future offerings without stockholder approval.

Section 5. Participation.

(a) An Eligible Employee may become a Participant in the Plan as soon as administratively practicable following the completion of an enrollment form and the filing of such form with the Company.

(b) Payroll deductions for a Participant shall commence on the first payroll following the first day of the Offering Period and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless terminated sooner by the Withdrawal of the Participant as provided in Section 11.

(c) During a leave of absence approved by the Company or a Subsidiary that meets the requirements of Treasury Regulations Section 1.421-1(h)(2), a Participant may continue to participate in the Plan by making cash payments to the Company on each payday equal to the amount of the Participant’s payroll deductions under the Plan for the payday immediately preceding the first day of such Participant’s leave of absence. If a leave of absence is unapproved or fails to meet the requirements of Treasury Regulations Section 1.421-1(h)(2), the Participant will automatically cease to participate in the Plan. In such event, the Company will automatically cease to deduct the Participant’s payroll under the Plan. The Company will pay to the Participant his or her total payroll deductions for the Offering Period, in cash and in one lump sum, without interest, as soon as practicable after the Participant ceases to participate in the Plan.

(d) A Participant’s completion of an enrollment form will enroll such Participant in the Plan for each successive and subsequent Offering Period on the terms contained therein until the Participant either submits a new enrollment form, Withdraws from participation under the Plan as provided in Section 11, or otherwise becomes ineligible to participate in the Plan.

Section 6. Payroll Deductions.

(a) At the time a Participant files an enrollment form, he or she shall elect to have payroll deductions made on each payday during an Offering Period in an amount not less than 1% and not more than 15% (or such other maximum percentage as the Committee may establish from time to time before an Enrollment Date) of such Participant’s Compensation on each payday during the Offering Period.

(b) All payroll deductions made for a Participant shall be credited to his or her Payroll Deduction Account under the Plan.

(c) A Participant may increase or decrease the rate of his or her payroll deductions during the Offering Period only once.

(d) At the time the option is exercised, in whole or in part, or at the time some or all of the Shares issued under the Plan are disposed of, the Participant must make adequate provision for the Company’s or Subsidiary’s federal, national, state, local municipal, or other tax or Social Security withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Shares. At any time, the Company or any Subsidiary may, but shall not be obligated to, withhold from the Participant’s Compensation the amount necessary for the Company or the Subsidiary to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of the Shares by a Participant.

Section 7. Payroll Deduction Account. The Company shall establish a Payroll Deduction Account for each Participant and shall credit all payroll deductions made on behalf of each Participant pursuant to Section 6 to his or her Payroll Deduction Account.

Section 8. Grant of Option. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted an option to purchase on the Purchase Date (at the applicable Purchase Price) up to a number of Shares determined by dividing such Participant’s payroll deductions accumulated on such Purchase Date by the applicable Purchase Price. Exercise of the option shall occur as provided in Section 9, unless the Participant Withdraws pursuant to Section 11 or otherwise becomes ineligible to participate in the Plan. The option shall expire at the conclusion of the Offering Period.

Section 9. Exercise of Option.

(a) By the Purchase Date, the Company shall cause a statement of the balance in each Participant’s Payroll Deduction Account to be forwarded to the securities brokerage firm as set forth in Section 10 for purchase on his or her account of the number of Shares determined under subparagraphs (b) and (c) of this Section.

(b) Unless a Participant Withdraws from the Plan as provided in Section 11 or otherwise becomes ineligible to participate in the Plan, his or her option for the purchase of Shares shall be exercised automatically on the Purchase Date, and the maximum number of full Shares, rounded down to the nearest full Share, subject to the option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. The balance of the amount credited to the Participant’s Payroll Deduction Account which has not been applied to the purchase of full Shares shall be paid to such Participant in cash and in one lump sum, without interest, as soon as reasonably practicable after the Purchase Date. During a Participant’s lifetime, a Participant’s option to purchase Shares hereunder is exercisable only by him or her.

(c) If the Committee determines that, on a given Purchase Date, the number of Shares with respect to which options are to be exercised may exceed (i) the number of Shares that were available for sale under the Plan on the first day of the applicable Offering Period, or (ii) the number of Shares available for sale under the Plan on such Purchase Date, the Committee shall allocate the available Shares among such Participants in as uniform a manner as shall be practicable. The balance of the amount credited to the account of each Participant which has not been applied to the purchase of Shares shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date, without any interest thereon.

(d) Unless otherwise determined by the Committee, Participants are required to hold Shares acquired under the Plan for a holding period that ends on the second anniversary of the Enrollment Date for the Offering Period under which the Shares were purchased.

Section 10. Brokerage Accounts. By enrolling in the Plan, each Eligible Employee shall be deemed to have authorized the establishment of a brokerage account (each, a “Brokerage Account”) on his or her behalf at a securities brokerage firm to be selected from time to time by the Committee. The Brokerage Account shall be governed by, and shall be subject to, the terms and conditions of the Plan and of a written agreement between the Company and the securities brokerage firm and, if applicable, the Participant and the securities brokerage firm. As promptly as practicable after each Purchase Date on which a purchase of Shares occurs, the Company may arrange for the deposit into each Participant’s Brokerage Account of the number of Shares purchased upon exercise of the option. Shares purchased on behalf of any Participant pursuant to the Plan shall be held in the Participant’s Brokerage Account in his or her name.

Section 11. Withdrawal.

(a) A Participant may withdraw all, but not less than all, of the payroll deductions credited to his or her Payroll Deduction Account and not yet used to exercise his or her option under the Plan (“Withdraw”) at any time prior to a Purchase Date by giving written notice to the Company in such form and manner as the Company prescribes. All of the Participant’s payroll deductions credited to his or her account during the Offering Period shall be paid to such Participant as soon as practicable after receipt of the notice of withdrawal (each, a “Withdrawal”). Thereafter, such Participant’s option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of Shares shall be made for such Offering Period. If a Participant Withdraws from an Offering Period, payroll deductions shall not resume at the beginning of any succeeding Offering Periods unless the Participant delivers to the Company a new enrollment form; provided, however, that any Eligible Employee who is deemed to be an “executive officer” of the Company, as defined by Section 16b-3 of the Securities Exchange Act of 1934, as amended, shall not renew his or her participation in the Plan until at least six months have elapsed since the date of Withdrawal.

(b) A Participant’s Withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods.

Section 12. Termination of Employment. Upon (a) a Participant’s ceasing to be an Eligible Employee for any reason, including termination of employment, disability, or death, or (b) a Participant’s being granted a leave of absence and failing to return to active employment upon the expiration of his or her leave in accordance with the Company’s policy with respect to permitted absences, he or she shall be deemed to have elected to Withdraw from the Plan, the payroll deductions on behalf of the Participant shall be discontinued, and any amounts credited to such Participant’s Payroll Deduction Account during the Offering Period shall be paid to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 16, as soon as reasonably practicable, and such Participant’s option for the Offering Period shall be automatically terminated. A transfer of a Participant’s employment between or among the Company and any Qualified Subsidiary shall not be treated as a termination of employment for purposes of the Plan.

Section 13. Interest. No interest shall accrue on the payroll deductions of a Participant in the Plan.

Section 14. Shares Subject to Plan.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19, the maximum number of Shares which shall initially be made available for sale under the Plan shall be 250,000. If any right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such right may, in the sole discretion of the Committee, become available for issuance under the Plan. The Shares subject to the Plan may be authorized but unissued Shares or reacquired Shares, bought on the market or otherwise.

(b) With respect to Shares subject to an option granted under the Plan, a Participant shall not be deemed to be a stockholder of the Company, and the Participant shall not have any of the rights or privileges of a stockholder, until such Shares have been issued to the Participant or his or her nominee following exercise of the Participant’s option. A Participant shall have rights as a stockholder with respect to all Shares which are purchased under the Plan for such Participant’s account.

Section 15. Administration.

(a) It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Committee shall have the power to interpret the Plan and the terms of the options and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be final, binding and conclusive for all purposes and upon all persons interested. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan.

(b) The Committee shall have, in connection with the administration of the Plan, the power to delegate any of the administrative powers the Committee is authorized to exercise, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Committee at its option may utilize the services of such other persons as are necessary to assist in the proper administration of the Plan. The Committee may select a securities brokerage firm to assist with the purchase of the Shares and the maintenance of Brokerage Accounts for Participants in the Plan. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, or such other persons as the Committee deems necessary or appropriate to carry out its duties under the Plan.

(c) All expenses and liabilities incurred by the Committee in connection with the administration of the Plan shall be borne by the Company and its Qualified Subsidiaries; provided, however, that all sales commissions incurred upon sale by a Participant of Shares out of his or her Brokerage Account shall be borne by the Participant.

Section 16. Designation of Beneficiaries/Transferability. A Participant may file a written beneficiary designation naming those persons who are to receive any cash from the Participant’s Payroll Deduction Account, together with any Shares and/or cash from the Participant’s Brokerage Account, in the event of the Participant’s death. If a Participant is married and the designated beneficiary is not the Participant’s spouse, spousal consent may be required for such designation to be effective.

Neither payroll deductions credited to a Participant’s Payroll Deduction Account nor any rights with regard to the exercise of an option or rights to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, through the laws of descent and distribution, or as provided by the Plan) by a Participant. Shares acquired by a Participant pursuant to the exercise of an option hereunder, however, are freely transferable.

Section 17. Use of Funds. All funds received or held by the Company under the Plan may be used by the Company for any corporate purpose to the extent permitted by applicable law.

Section 18. Reports. Statements of account shall be provided to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price(s), and the number of Shares purchased.

Section 19. Adjustments Upon Changes in Outstanding Shares on Capitalization, Merger, Consolidation or Corporate Reorganization. Subject to any required action by the stockholders of the Company, the number of Shares which have been authorized for issuance under the Plan but not yet placed under option, the maximum number of Shares each Participant may purchase each Offering Period (pursuant to Section 9), as well as the price per Share and the number of Shares covered by each option under the Plan which has not yet been exercised shall be automatically adjusted to give proper effect to any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company, or by reason of any merger, consolidation or other corporate reorganization in which the Company is the surviving corporation. Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

Section 20. Amendment or Termination.

(a) The Board or the Committee may, in its discretion and, to the extent necessary or desirable, at any time, and from time to time, modify or amend the Plan in any respect. However, no amendment shall be made without the affirmative vote of stockholders holding at least a majority of the voting stock of the Company represented in person or by proxy at a duly held stockholders’ meeting, if such amendment would:

(i) materially increase the benefits accruing to Participants under the Plan;

(ii) increase the number of Shares which may be issued under the Plan (other than as permitted under Section 19); or

(iii) materially modify the requirements as to eligibility for participation under the Plan, except as allowed under Section 423(b)(4) of the Code.

(b) The Plan and all rights of Participants hereunder may be terminated at any time by the Committee or by the Board. Upon termination of the Plan, all payroll deductions shall cease and all amounts then credited to the Participants’ Payroll Deduction Accounts shall be equitably applied to the purchase of whole Shares then available for sale, and any remaining amounts shall be promptly refunded to the Participants.

Section 21. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

Section 22. Conditions to Issuance of Shares/Dividends. Whole Shares purchased hereunder shall be issued as soon as practicable following a Participant’s written request, for which a reasonable charge may be made. Any cash dividends payable on Shares held in a Participant’s Brokerage Account will be paid to the Participant in cash unless otherwise directed by the Participant.

Section 23. Term of Plan. The Plan shall become effective on the Effective Date and shall remain in effect until the day that Participants become entitled to purchase a number of Shares equal to or greater than the number of Shares remaining available for purchase under the Plan, unless sooner terminated under Section 20.

Section 24. Equal Rights and Privileges. All Eligible Employees of the Company (or of any Qualified Subsidiary) will have equal rights and privileges under the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Any provision of the Plan that is inconsistent with Section 423 of the Code will be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code.

Section 25. No Employment Rights. Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company or a Subsidiary or to affect the right of the Company or any Subsidiary to terminate the employment of any person (including any Eligible Employee or Participant) at any time, with or without cause.

Section 26. Governing Law. The internal laws of the State of Delaware shall govern all matters relating to the Plan except to the extent superseded by the laws of the United States.